UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 12, 2008 (September 8, 2008)
The Scotts Miracle-Gro Company

(Exact name of registrant as specified in its charter)

Ohio	1-13292	31-1414921

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14111 Scottslawn Road, Marysville, Ohio	43041

(Address of principal executive offices)	(Zip Code)
(937) 644-0011

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Mark R. Baker to Serve as President and Chief Operating Officer
On September 9, 2008, The Scotts Miracle-Gro Company (the “Company”) announced that Mark R. Baker has been elected to serve as President and Chief Operating Officer of both the Company and The Scotts Company LLC (“Scotts LLC”), its wholly-owned subsidiary, effective October 1, 2008.
Mr. Baker, who will oversee all business unit and operating functions at the Company and Scotts LLC, has been a member of the Company’s Board of Directors since 2004. He had served as Chief Executive Officer of Gander Mountain Company, a leading outdoor retailer, since 2002, as President since February 2004 and as a director since April 2004. Previous to serving with Gander Mountain Company, Mr. Baker had been with The Home Depot, Inc., operator of The Home Depot stores, since 1996 and served as Executive Vice President, Chief Operating Officer and Chief Merchandising Officer from 1999 to 2001. Prior to joining The Home Depot, Inc., Mr. Baker held senior management positions with various retailers, including Knox Hardware and Lumber, Scotty’s Home Improvement Centers, and HomeBase. Mr. Baker, 50, is a native of Minnesota and a graduate of the University of Minnesota.
Mr. Baker will remain on the Company’s 12-member Board of Directors, but has resigned, effective as of September 9, 2008, from his positions as a member and Chair of the Governance and Nominating Committee as well as a member of the Compensation and Organization Committee. Mr. Baker had recused himself from participation, discussions or voting with regard to matters before the Governance and Nominating Committee and the Compensation and Organization Committee concerning his prospective employment by Scotts LLC and election as an officer of Scotts LLC and the Company. In his position as President and Chief Operating Officer of the Company, Mr. Baker will report directly to the Company’s Chairman of the Board and Chief Executive Officer, James Hagedorn.
On September 9, 2008, Scotts LLC and Mr. Baker executed an employment agreement (the “Agreement”), a description of which follows. The term of the Agreement is three years, with automatic one-year extensions thereafter. Mr. Baker will receive an annual base salary of $900,000, plus a potential annual bonus award equal to 75% of his base salary, depending on actual business results. In addition, Mr. Baker is entitled to receive long-term incentive awards which on the date of grant will have a value targeted to be approximately $1,200,000, $2,700,000 and $3,300,000, for the initial three years of the term, respectively. These long-term incentive awards will be granted under terms and a vesting schedule substantially similar to those established for Scotts LLC’s senior executives. Mr. Baker will generally receive retirement and employee benefits made available to Scotts LLC’s employees, plus additional, limited perquisites consistent with those provided to other senior executives of Scotts LLC.
The Agreement further provides Mr. Baker a one-time transition bonus of $850,000, less applicable taxes, and 36,000 restricted common shares which will vest over a three-year period. The restricted shares will be granted in a separate Restricted Stock Award Agreement which requires compliance with certain non-competition and non-solicitation provisions while employed by Scotts LLC and for two years thereafter. Finally, the Agreement provides Mr. Baker with lump-sum relocation benefits of $500,000, less applicable taxes.
The Agreement contains normal and customary provisions for termination in the event of death, or disability, voluntary termination by Mr. Baker or termination for cause. It also contains provisions providing relief to Mr. Baker in the event of involuntary termination by Scotts LLC without cause, or voluntary termination by Mr. Baker for good reason, which generally would entitle Mr. Baker to a severance payment equal to three times the sum of his annual base salary and his average bonus received over the past three years, medical benefits for 12 months, and all other benefits as to which he had a vested right. For involuntary termination by Scotts LLC without cause or voluntary termination by Mr. Baker with good reason, each following a change in control, the Agreement provides that Mr. Baker would receive a severance payment equal to two times the sum of his annual base salary and the target bonus for the fiscal year of termination, a prorated target bonus award for the fiscal year of termination, medical benefits for 18 months, and all other benefits as to which he had achieved a vested right.
Change in Positions Held by James Hagedorn
Contingent upon the execution of the Agreement by Mr. Baker, on September 8, 2008, James Hagedorn proffered his resignation as President of the Company, effective October 1, 2008. From and after October 1, 2008, Mr. Hagedorn will continue to serve as the Company’s Chairman of the Board and Chief Executive Officer.
Item 8.01 — Other Events
On September 9, 2008, the Company issued a news release announcing the election of Mark R. Baker to serve as President and Chief Operating Officer of the Company, effective October 1, 2008. A copy of the news release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
On September 8, 2008, Joseph P. Flannery was appointed to serve as the interim Chair of the Governance and Nominating Committee and Karen G. Mills was appointed to serve as an interim member of the Compensation and Organization Committee, each to serve at the pleasure of the Company’s Board of Directors until a permanent committee member assignment is designated by the Board of Directors.
Item 9.01 — Financial Statements and Exhibits
(a) — (c) Not applicable
(d) Exhibits:

Exhibit No.	Description

99.1	News Release issued by The Scotts Miracle-Gro Company on September 9, 2008 related to election of Mark R. Baker as President and Chief Operating Officer, effective October 1, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY
Dated: September 12, 2008	By:	/s/ Vincent C. Brockman
		Name:	Vincent C. Brockman
		Title:	Executive Vice President, General Counsel and Corporate Secretary

Index to Exhibits

Exhibit No.	Description

99.1	News Release issued by The Scotts Miracle-Gro Company on September 9, 2008 related to election of Mark R. Baker as President and Chief Operating Officer, effective October 1, 2008